Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of February 21, 2014 (the “Effective Date”), by and between Taggares Agriculture Corp., a Delaware corporation (the “Company”), and Peter J. Taggares IV (“Executive”) (collectively, the “Parties”).

1.            Duties and Scope of Employment.

(a)  Positions and Duties. Executive will serve as the President and Chief Executive Officer of the Company (the “Position”). As of the Effective Date, Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Company’s Board of Directors (the “Board”), to which he shall report. The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term.”

(b)  Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with each of the Company’s corporate guidance and ethics guidelines, conflict of interests policies and code of conduct as may be in effect from time to time. Notwithstanding the foregoing, Executive may continue to engage in business or consulting outside of his services to the Company, provided that Executive’s time devoted to such activities does not exceed 10% of the amount of time required by the Company in connection with his Position.

(c)  Other Entities. Executive agrees to serve and will be appointed, without additional compensation, as an officer and director for any applicable subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates of the Company, including entities in which the Company has a significant investment as determined by the Company. As used in this Agreement, the term “affiliates” will include any entity controlled by, controlling, or under common control of the Company.

(e)   Work Location. It is understood and agreed that Executive will report to the Company’s offices in Burbank, Washington, or the Company’s principal place of business from time to time and travel to other locations as reasonably required for business purposes.

2.            At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without Cause (as defined below) or for any or no Cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment, as set forth in this Agreement.

3.            Compensation.

(a)  Base Salary. As of the Effective Date, the Company will pay Executive an annualized base salary of $150,000 as compensation for his services, subject to increase but not decrease without prior written consent of the Executive (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.

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(b) [Reserved]

(c) Bonus. Executive will be eligible for participation in the Company’s executive cash bonus plan, as determined each year by the Board or its Compensation Committee. Executive’s annual bonus under the executive cash bonus plan will be targeted at up to 100% of Base Salary based on the achievement of certain pre-established goals that shall be presented to Executive in writing within thirty (30) days of commencement of the applicable bonus year.

4.            Employee Benefits.

(a)   Generally. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time. Notwithstanding the foregoing, if the Company does not maintain its own medical and dental insurance plans in which Executive and his spouse and children may participate, Executive will be entitled to a monthly allowance of $1,000 for such insurance.

(b)   Vacation. Executive will be entitled to receive paid annual vacation in accordance with Company policy for other senior executive officers, which shall not be less than four (4) weeks per calendar year.

(c)   Other. The Company will provide Executive with a monthly allowance of $1,000 for automotive expenses. In addition, the Company will provide landscaping services for Executive’s personal residence in Richland, Washington in accordance with past practice.

5.            Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder (including business related travel between the Executive’s home and the Company’s offices or other locations), in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6.            Termination of Employment. If Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) pay for accrued but unused vacation; (c) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; and (d) unreimbursed business expenses required to be reimbursed to Executive. If the IPO is abandoned for any reason, all the provisions of this Agreement will terminate as of the date of such abandonment and there will be no liability of any kind under this Agreement.

7.            Severance.

(a)  Termination by the Company Without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause (as defined below) or if Executive resigns for Good Reason (as defined below), then, subject to Section 8, Executive will receive, in addition to the compensation set forth in Section 6, payment of the aggregate of Executive’s Base Salary and continuation of his benefits for twelve (12) months, such cash amount to be paid out in a lump sum and the benefits to be paid in accordance with the Company’s regular payroll practices, except to the extent timing of payments are modified by the 409A provision provided in Section 9.

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(b)  Definition of Cause. For purposes of this Agreement, “Cause” will mean (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company; (ii) conduct that results in material harm to the reputation or business of the Company or any of its Affiliates; (iii) gross negligence or willful misconduct with respect to the Company or an Affiliate; or (iv) material violation of state or federal securities laws.

(c)  Definition of Good Reason. For purposes of this Agreement, “Good Reason” will mean Executive’s resignation within thirty (30) days following expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s written consent: (i) any material, adverse change in the Executive’s duties, responsibilities, authority, title, status or reporting structure; (ii) a material reduction in the Executive’s base salary or bonus opportunity; or (iii) a geographical relocation of the Executive’s principal office location by more than fifty (50) miles.

Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice (during which the grounds have not been cured). If Executive engages in conduct that the Company deems to be reasonably likely to result in material harm to the reputation or business of the Company or any of its Affiliates, Executive may be placed on indefinite suspension with pay until the matter is resolved to the Company’s reasonable satisfaction.

(d)  Voluntary Termination or Termination for Cause. If Executive’s employment is terminated voluntarily, due to death or disability, or is terminated for Cause by the Company, then (i) all further vesting of Executive’s outstanding equity awards will terminate immediately; and (ii) except as set forth in Section 6, all payments of compensation by the Company to Executive hereunder will terminate immediately.

8.            Conditions to Receipt of Severance and Acceleration.

(a)  Separation Agreement and Release of Claims. The receipt of any severance or other benefits pursuant to Section 7 will be subject to Executive signing and not revoking a separation agreement and release of claims in form and substance acceptable to the Company in its discretion that becomes effective no later than sixty (60) days following Executive’s employment termination date (such date, the “Release Deadline”). If the release does not become effective by the Release Deadline, Executive will forfeit any rights to severance under this Agreement. In no event will severance payments be paid or provided until the Release Deadline. Any payments delayed from the date Executive terminates employment through the Release Deadline will be payable in a lump sum without interest on the Release Deadline and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit. In the event the termination occurs at a time during the calendar year where the release could become effective in the calendar year following the calendar year in which Executive’s termination occurs, then any severance payments under this letter that would be considered Deferred Compensation Separation Benefits (as defined below) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (i) the Release Deadline, (ii) such time as required by the payment schedule provided above that is applicable to each payment or benefit, or (iii) the Delayed Initial Payment Date (as defined below).

(b)  Other Requirements. Executive’s receipt and retention of severance payments will be subject to Executive continuing to comply with the terms of the Proprietary Information and Inventions Assignment Agreement between the Company and Executive dated January 29, 2014 (the “PIIA Agreement”).

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9.            Section 409A.

(a)  General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

(b)  Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the "Specified Employee Payment Date") or, if earlier, on the Executive's death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(c)  Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i)	the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii)	any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii)	any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

(d) Tax Gross-ups. Any tax gross-up payments provided under this Agreement shall be paid to the Executive on or before December 31 of the calendar year immediately following the calendar year in which the Executive remits the related taxes.

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10.          Section 280G

(a)  If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 5.9, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A until no amount payable to the Executive will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.]

(b)  All calculations and determinations under this Section 10 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 10, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 10. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

11.          Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s directors and officers insurance policies, if any, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

12.          Confidential Information: Inventions; Nonsolicitation; Noncompetition. Executive acknowledges that he has executed and agrees to be bound by the PIIA Agreement.

13.          Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

14.          Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

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15.          Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the Parties or their successors at the following addresses, or at such other addresses as the Parties may later designate in writing:

If to the Company:

17855 Washington 124

Burbank, WA 99323

Attention: Corporate Secretary

If to Executive:

at the last residential address known by the Company.

16.          Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

17.          Arbitration. The Parties agree that any dispute or controversy arising out of, relating to, or concerning the interpretation, construction, performance, or breach of this Agreement will be settled by arbitration to be held in King County, Washington, in accordance with the terms and conditions of the PIIA Agreement.

18.          Integration. This Agreement, together with the PIIA Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement, the terms in this Agreement will prevail.

19.          Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

20.          Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

21.          Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

22.          Governing Law. This Agreement and any disputes or claims arising hereunder will be construed in accordance with, governed by and enforced under the laws of the State of Washington without regard for any rules of conflicts of law. Executive expressly consents to the personal jurisdiction of the state and federal courts located in King County, Washington for any lawsuit filed there against him by the Company arising from or relating to this Agreement.

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23.          Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

24.          Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

25.          Background Investigation. The Company requires that Executive provide certain information to the Company so that the Company can undertake appropriate investigation regarding the background of Executive. Executive must successfully complete a background investigation to be eligible for employment with the Company (or any subsidiary of the Company). Executive agrees that the terms provided by this Agreement are expressly conditioned upon the successful completion of any background investigation to the Company's satisfaction, in its reasonable and good faith discretion. Executive consents to any such pre-employment background check, and agrees to timely complete and submit any consent or waiver forms required by a provider of the Company's choice to conduct such background checks.

(Signature page follows)

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written above.

COMPANY:

TAGGARES AGRICULTURE CORP.

By:	/s/ Peter J. Taggares IV

Name:	Peter J. Taggares IV

Title:	President and Chief Executive Officer

EXECUTIVE:

/s/ Peter J. Taggares IV
Name: Peter J. Taggares IV